EXHIBIT 10(e)(24)

Annual Performance Incentive Plan for 2014 (“2014 APIP”)

Under the 2014 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2014, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics for the 2014 APIP. Additionally, the Committee established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease the award by up to 20%, subject to the limitations of Section 162(m) of the Internal Revenue Code. The performance measures and weightings are adjusted earnings per share (weighted at 50%), operating cash flow (weighted at 20%) and revenue growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 30%).

Individual awards will be subject to the review and approval of the Committee following the completion of the 2014 fiscal year, with payment to be made within the first four months of 2015.

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